SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
April 28, 2009
Date of Report (Date of Earliest Event Reported)
HARRIS INTERACTIVE INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27577	16-1538028

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

60 Corporate Woods, Rochester, New York	14623

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number Including Area Code: (585) 272-8400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS
Item 8.01. Other Information.
     Non-Employee Director Compensation Reduction
     On April 28, 2009, the Compensation Committee of the Board of Directors (the “Board”) of Harris Interactive Inc. (the “Company”) approved certain reductions and modifications to non-employee director compensation. These changes will become effective for the annual period commencing after the Company’s annual meeting to be held in October 2009, in order to better align the compensation of the non-employee directors with the cost control initiatives undertaken by the Company in response to the challenging global macroeconomic environment.
     The annual cash retainer payable to each non-employee director will be reduced from $41,500 to $35,000 and the supplemental annual cash compensation payable to the non-employee directors holding the following positions will be reduced as follows:
•	Chairman of the Board — $5,000, reduced from $15,000 received in the prior year,

•	Lead Director — $5,000, reduced from $15,000 received in the prior year,

•	Chairman of the Audit Committee — $3,000, reduced from $7,500 received in the prior year, and

•	Chairman of the Compensation Committee — $3,000, reduced from $5,000 received in the prior year.
     The number of shares of restricted stock that each non-employee director is to receive on November 15, 2009 will be calculated by dividing the annual cash retainer of $35,000 by the higher of $2.00 and the closing price for the Company’s stock price on November 13, 2009 (since November 15 falls on a weekend). Supplemental grants of 3,500 shares of restricted stock, reduced from 5,000 shares granted for the prior year, will be made on November 15, 2009 to the Chairman of the Board, the Lead Director, the Chairman of the Audit Committee and the Chairman of the Compensation Committee.
     Vesting terms for the restricted stock grants discussed above will remain unchanged from those disclosed in our Proxy Statement, filed with the Securities and Exchange Commission (“SEC”) on Form DEF14A on September 13, 2008, and incorporated herein by reference.
     The form of agreement of restricted stock for non-employee directors can be found in Exhibit 10.1.24 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC on September 13, 2008, and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS INTERACTIVE INC. (Registrant)
By:	/s/ Deborah Rieger-Paganis
	Name:	Deborah Rieger-Paganis
	Title:	Interim Chief Financial Officer (Principal Financial Officer)
Dated: May 4, 2009